Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4 filed June 26, 2008) and related Prospectus of Susser Holdings Corporation for the exchange of $30,000,000 of 10 5/8% Senior Notes due 2013 and to the incorporation by reference therein of our reports dated March 14, 2008, with respect to the consolidated financial statements of Susser Holdings Corporation, and the effectiveness of internal control over financial reporting of Susser Holdings Corporation, included in its Annual Report (Form 10-K) for the year ended December 30, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Antonio, Texas

June 26, 2008